Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

MAGELLAN SPECIALTY HEALTH
(A Business of Magellan Health, Inc.)

December 31, 2020 and 2021

MAGELLAN SPECIALTY HEALTH
(A Business of Magellan Health, Inc.)

COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2020 and 2021
Contents
Report of Independent Auditors    1
Audited Financial Statements
Combined Balance Sheets    3
Combined Statements of Income    4
Combined Statements of Net Parent Investment    5
Combined Statements of Cash Flows    6
Notes to Combined Financial Statements    7

Independent Auditors’ Report
The Board of Directors
Magellan Specialty Health:
Opinion
We have audited the combined financial statements of Magellan Specialty Health (the Company), which comprise the combined balance sheets as of December 31, 2021 and 2020, and the related combined statements of income, net parent investment, and cash flows for the years then ended, and the related notes to the combined financial statements.
In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
As discussed in Note 1 to the combined financial statements, the December 31, 2021 and 2020 combined financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.
Auditors’ Responsibilities for the Audit of the Combined Financial Statements
Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP
St. Louis, Missouri
September 25, 2023

MAGELLAN SPECIALTY HEALTH (A Business of Magellan Health, Inc.) COMBINED BALANCE SHEETS AS OF DECEMBER 31,
(In thousands)
	As Restated 2020	As Restated 2021
ASSETS
Current Assets:
Cash	$—	$—
Accounts receivable, net	41,731	53,975
Other current assets	1,154	990
Total Current Assets	42,885	54,965
Property and equipment, net	7,795	7,743
Other long-term assets	939	318
Goodwill	113,214	113,214
Other intangible assets, net	1,112	410
Total Assets	$165,945	$176,650
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,500	$2,279
Accrued liabilities	12,854	15,030
Total Current Liabilities	14,354	17,309
Deferred income taxes	969	1,203
Note payable to affiliate	35,000	-
Other long-term liabilities	1,445	281
Total Liabilities	51,768	18,793
Net Parent investment	114,177	157,857
Total Liabilities and Equity	$165,945	$176,650

See accompanying notes to Combined Financial Statements.

MAGELLAN SPECIALTY HEALTH (A Business of Magellan Health, Inc.) COMBINED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
(In thousands)
	As Restated 2020	As Restated 2021
Net revenue:
Managed care and other	$197,362	$227,169
Total net revenue	197,362	227,169
Costs and expenses:
Direct service costs and other operating expenses (1)	153,545	185,768
Depreciation and amortization	5,228	6,616
Interest expense for note payable to affiliate	1,900	1,663
Special charges	282	22
Total costs and expenses	160,955	194,069
Income before income taxes	36,407	33,100
Provision for income taxes	9,545	8,635
Net income	$26,862	$24,465

(1)    Includes stock compensation expense of $1,420 and $1,315 for the years ended December 31, 2020 and 2021, respectively. Refer to Note 2 "Summary of Significant Accounting Policies" for further detail.

See accompanying notes to Combined Financial Statements.

MAGELLAN SPECIALTY HEALTH (A Business of Magellan Health, Inc.) COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)
As Restated Total
Balance at December 31, 2019	$99,394
Stock compensation expense	1,420
Net income	26,862
Net transfers to Parent	(13,499)
Balance at December 31, 2020	114,177
Stock compensation expense	1,315
Net income	24,465
Contribution of note receivable from Parent	35,000
Net transfers to Parent	(17,100)
Balance at December 31, 2021	$157,857

See accompanying notes to Combined Financial Statements.

MAGELLAN SPECIALTY HEALTH (A Business of Magellan Health, Inc.) COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
(In thousands)
	As Restated 2020	As Restated 2021
Cash flows from operating activities:
Net income	$26,862	$24,465
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,228	6,616
Special charges	282	22
Non-cash stock compensation expense	1,420	1,315
Non-cash income tax provision	(393)	234
Changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable, net	(10,151)	(12,244)
Accounts payable and accrued liabilities	532	2,933
Other assets and liabilities	(328)	(379)
Net cash provided by operating activities	23,452	22,962
Cash flows from investing activities:
Capital expenditures	(4,953)	(5,862)
Net cash used in investing activities	(4,953)	(5,862)
Cash flows from financing activities:
Net transfers (to) from Parent	(13,499)	(17,100)
Payments on note payable to affiliate (1)	(5,000)	—
Net cash used in financing activities	(18,499)	(17,100)
Net increase (decrease) in cash	—	—
Cash at beginning of period	—	—
Cash at end of period	$—	$—
————————
(1)    Refer to Note 6 "Related Party Transactions" for further detail.

See accompanying notes to Combined Financial Statements.

MAGELLAN SPECIALTY HEALTH
(A business of Magellan Health, Inc.)
NOTES TO COMBINED FINANCIAL STATEMENTS
1.    Organization and Nature of Operations

The accompanying combined carve-out financial statements include the historical accounts of Magellan Specialty Health (referred to as Specialty Health or the “Company”), part of the Healthcare segment of Magellan Health, Inc. ("Magellan" or the "Parent"). Magellan was acquired by, and became a wholly owned subsidiary of, Centene Corporation (“Centene”) effective as of January 4, 2022.

The Company is focused on delivering innovative specialty solutions for the fastest growing, most complex areas of healthcare. The Company develops innovative solutions that combine advanced analytics, agile technology and clinical excellence to drive better decision making and positively impact members' health outcomes. The Company provides its management services primarily through: (i) risk-based contractual arrangements or (ii) administrative services only (“ASO”) contractual arrangements. Additional information regarding the Company’s contractual arrangements is provided in “Revenue Recognition” below.

The Company’s customers include health plans for whom Magellan provides carve-out management services for areas of specialty healthcare including diagnostic imaging, musculoskeletal management, cardiac and physical medicine. These management services can be applied broadly across commercial, Medicaid and Medicare populations, or on a more targeted basis for our health plan customers.

Restatement of Previously Issued Combined Financial Statements

Subsequent to the issuance of the combined financial statements as of and for the years ended December 31, 2020 and December 31, 2021, we identified an error in the application of ASC Topic 606, Revenue Recognition, related to principal accounting (gross accounting) versus agent accounting (net accounting) for risk-based contractual arrangements as well as the classification of certain assets and liabilities that were subject to offset. It was determined that we should have applied net accounting to the risk-based contractual arrangements, so the variable consideration is based on the premiums related to the contracts less the costs to provide such services, where our previously issued combined financial statements accounted for the transactions on a gross accounting basis. Additionally, due to the right of offset terms in certain contracts, certain assets and liabilities should have been netted against each other. These errors overstated managed care and other revenues and cost of care, along with the associated subtotals, in our previously issued combined statements of income. These errors also overstated accounts receivable, net, medical claims payable, and other medical liabilities, along with the associated subtotals, in our previously issued combined balance sheets. The correction of these errors also indirectly impacted other accounts, including accrued liabilities, deferred income taxes, and net parent investment, in our previously issued combined balance sheets, combined statement of net parent investment, and combined statements of cash flows or disclosures, as presented in the table below.
We evaluated the effect of the error corrections detailed in the tables below on the previously issued combined financial statements, both individually and in the aggregate, in accordance with the guidance in ASC Topic 250, Accounting Changes and Error Corrections, and concluded that the effect of such errors was material to the previously issued combined financial statements as of and for the years ended December 31, 2020 and December 31, 2021. These corrections do not relate to or have any impact on the Company's income before income taxes and net income, which are unchanged from the previously issued combined financial statements.

The Company has also made other corrections to the previously issued combined financial statements related to reclassifications between depreciation and amortization expense and direct service costs and other operating expenses in the amount of $1.6 million and $1.5 million for December 31, 2020 and 2021, respectively. The tables below reflect the line items of the Company’s combined financial statements that were impacted by the errors as well as these other corrections.

Combined Balance Sheets
(In thousands)	December 31, 2020			December 31, 2021
	As Originally Reported	Adjustments	As Restated	As Originally Reported	Adjustments	As Restated
Assets
Accounts receivable, net	$76,128	$(34,397)	$41,731	$133,653	$(79,678)	$53,975
Total Current Assets	77,282	(34,397)	42,885	134,643	(79,678)	54,965
Total Assets	200,342	(34,397)	165,945	256,328	(79,678)	176,650

Liabilities and Equity
Accrued liabilities	18,058	(5,204)	12,854	13,718	1,312	15,030
Medical claims payable	11,682	(11,682)	-	51,752	(51,752)	-
Other medical liabilities	17,511	(17,511)	-	29,238	(29,238)	-
Total Current Liabilities	48,751	(34,397)	14,354	96,987	(79,678)	17,309
Deferred income taxes	445	524	969	8	1,195	1,203
Total Liabilities	85,641	(33,873)	51,768	97,276	(78,483)	18,793
Net Parent investment	114,701	(524)	114,177	159,052	(1,195)	157,857
Total Liabilities and Equity	200,342	(34,397)	165,945	256,328	(79,678)	176,650

Combined Statement of Income
(In thousands)	For the Year Ended December 31, 2020			For the Year Ended December 31, 2021
	As Originally Reported	Adjustments	As Restated	As Originally Reported	Adjustments	As Restated

Managed care and other	$459,067	$(261,705)	$197,362	$694,378	$(467,209)	$227,169
Total net revenue	459,067	(261,705)	197,362	694,378	(467,209)	227,169

Cost of care	261,705	(261,705)	—	467,209	(467,209)	—
Direct service costs and other operating expenses	151,961	1,584	153,545	184,267	1,501	185,768
Depreciation and amortization	6,812	(1,584)	5,228	8,117	(1,501)	6,616
Total costs and expenses	422,660	(261,705)	160,955	661,277	(467,208)	194,069

Combined Statements of Net Parent Investment
(In thousands)	For the Years Ended December 31, 2020 and 2021
	As Originally Reported	Adjustments	As Restated
Balance at December 31, 2019	$100,035	$(641)	$99,394
Net transfers to Parent	(13,616)	117	(13,499)
Balance at December 31, 2020	114,701	(524)	114,177
Net transfers to Parent	(16,429)	(671)	(17,100)
Balance at December 31, 2021	159,052	(1,195)	157,857

Combined Statements of Cash Flows
(In thousands)	For the Year Ended December 31, 2020			For the Year Ended December 31, 2021
	As Originally Reported	Adjustments	As Restated	As Originally Reported	Adjustments	As Restated
Cash flows from operating activities:
Depreciation and amortization	$6,812	$(1,584)	$5,228	$8,117	$(1,501)	$6,616
Non-cash income tax provision	(275)	(118)	(393)	(437)	671	234
Changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable, net	(9,983)	(168)	(10,151)	(57,525)	45,281	(12,244)
Accounts payable and accrued liabilities	6,303	(5,771)	532	(3,583)	6,516	2,933
Medical claims payable and other medical liabilities	(6,847)	6,847	-	51,797	(51,797)	-
Other assets and liabilities	(1,005)	677	(328)	(1,880)	1,501	(379)
Net cash provided by operating activities	23,569	(117)	23,452	22,291	671	22,962

Cash flows from financing activities:
Net transfers (to) from Parent	(13,616)	117	(13,499)	(16,429)	(671)	(17,100)
Net cash used in financing activities	(18,616)	117	(18,499)	(16,429)	(671)	(17,100)

The accompanying applicable Notes to the combined financial statements have been updated to reflect the restatement, as well as other corrections, as of and for the years ended December 31, 2020 and December 31, 2021.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") from the consolidated financial statements and accounting records of Magellan using the historical results of operations and historical cost basis of the assets and liabilities of Magellan that comprise Specialty Health. The Company has historically operated as part of Magellan and not as a stand-alone company and has no separate legal status or existence. Consequently, stand-alone financial statements have not historically been prepared by Specialty Health. The accompanying Combined Financial Statements have been prepared from Magellan’s historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Company’s operations had been conducted independently from Magellan. All intercompany accounts within Specialty Health have been eliminated within these statements.

The operations comprising Specialty Health are in various legal entities, owned 100% by the Parent, in which Specialty Health has no direct ownership relationship. References in these Combined Financial Statements to subsidiaries of Magellan Specialty Health refers to legal entities that are primarily engaged in operating activities that are dedicated to the business of Specialty Health. The Company’s business is primarily composed of all of the business of National Imaging Associates, Inc. (“NIA”), as well as the specialty risk business written by Magellan Providers of Texas, Inc. (“MPT”) and Magellan Life Insurance Company (“MLIC”). Effective January 1, 2022, the risk business written by MPT and MLIC converted to non-risk contracts. This non-risk business is written by NIA as of January 1, 2022. The financial statements have been derived from Magellan's historical accounting records and are presented on a carve-out basis.

The Combined Statements of Income include revenues and costs directly attributable to Specialty Health as well as an allocation of expenses related to functions and services provided by our Parent. The allocation methodologies have been described within the notes to the Combined Financial Statements where appropriate. The allocation methodology was revised in 2021, with more costs being allocated using a value-added basis percentage compared to 2020, where costs were primarily allocated based on a level of effort. Management assessed the impact of retroactively applying the change in methodology and determined the change would have an immaterial impact to the Company. As such, there are different methodologies applied in 2020 and 2021 results. These allocated costs are primarily related to corporate administrative expenses, and other corporate support services. The allocated costs are deemed to be settled by Specialty Health to the Parent in the period in which the expense was recorded in the Combined Statements of Income. The Combined Statements of Cash Flows present these allocated Parent functional costs as cash flows from operating activities. Due to the inherent limitation of allocations, there can be no assurance that allocated costs represent arm’s length transactions.

Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Company by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to Specialty Health’s operations as if it was a separate taxpayer (i.e. following the Separate Return Methodology).

The Combined Balance Sheets include all assets and liabilities that are attributable to the Specialty Health business.  Assets and liabilities in shared entities were included in the stand-alone financial statements to the extent the asset is primarily used by Specialty Health. If Specialty Health is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. Any such items which exist in other entities, whether shared or otherwise, are outside of the control of Specialty Health and have been excluded from the Combined Financial Statements. Our Parent’s third-party debt and the related interest have not been allocated to us for any of the periods presented because our Parent’s borrowings are primarily for corporate cash purposes and are not directly attributable to the Company. In addition, the Company did not guarantee the debt nor is the Company jointly and severally liable for Parent's debt.

The Company utilizes the Parent’s centralized processes and systems for cash management, payroll, purchasing, and distribution. Accordingly, cash, related party debt and related party interest have been attributed to Specialty Health in the Combined Financial Statement only to the extent such items have been legal entitled to the Company. The net results of these cash transactions between the Company and the Parent are reflected within net Parent investment in the accompanying combined balance sheets. In addition, net Parent investment represents the Parent’s interest in the recorded net assets of Specialty Health and represents the cumulative net investment by the Parent in Specialty Health through the dates presented, inclusive of cumulative operating results.

The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in net Parent investment and cash flows of Specialty Health in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

Basis of Combination

The Combined Financial Statements are presented on a stand-alone basis and include the financial position, statements of income and cash flows of Specialty Health. All significant intercompany accounts and transactions within Specialty Health have been eliminated in the accompanying Combined Financial Statements. All intercompany balance receivables and payables between our Parent and Specialty Health are considered settled through net transfers to Parent.

Net Parent Investment

Specialty Health 's equity on the Combined Balance Sheets represents our Parent’s historical net investment in the Company, and is presented as "net Parent investment" in lieu of stockholders' equity given Specialty Health has no direct ownership relationship in the various entities comprising its operations. The Combined Statements of net Parent investment include corporate allocations, net cash transfers and other property transfers between our Parent and the Company. All transactions reflected in net Parent investment in the accompanying Combined Balance Sheets have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected as financing activities in the accompanying Combined Statements of Cash Flows.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13” or “ASC 326”). This ASU amends the accounting on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. This guidance is effective for annual and interim periods of public entities beginning after December 15, 2019, with early adoption permitted for fiscal years beginning after December 31, 2018. The Company adopted ASC 326 on a modified retrospective basis on January 1, 2020. The adoption of ASC 326 did not have a material impact on the Company’s combined results of operation, financial position and cash flows.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles-Goodwill and Other–Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” (“ASU 2018-15”). This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This guidance is effective for annual and interim periods of public entities beginning after December 15, 2019, and was adopted by the Company in the quarter ended March 31, 2020. The effect of this guidance was immaterial to the Company’s results of operations, financial position and cash flows.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 was effective for the Company on January 1,

2021. The adoption of this standard did not have a material impact on the Company’s Combined Financial Statements and related disclosures.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue during the reporting period. Significant estimates of the Company can include, among other things, valuation of intangible assets, valuation of goodwill, stock compensation assumptions, tax contingencies and legal liabilities. In addition, the Company also makes estimates in relation to revenue recognition under Accounting Standard Codification 606 (“ASC 606”) which are explained in more detail in “Revenue Recognition” below. Actual results could differ from those estimates.
Revenue Recognition

All of the Company’s revenues are derived from business in North America. The following tables disaggregate our revenue for the years ended December 31, 2020 and 2021 by major service line, type of customer and timing of revenue recognition (in thousands):

	2020	2021
Major Service Lines
Risk-based	$79,004	$81,240
ASO	118,358	145,929
Total net revenue	$197,362	$227,169

Type of Customer
Government	$—	$—
Non-government	197,362	227,169
Total net revenue	$197,362	$227,169

Timing of Revenue Recognition
Transferred at a point in time	$—	$—
Transferred over time	197,362	227,169
Total net revenue	$197,362	$227,169

Per Member Per Month (“PMPM”) Revenue. The Company provides its management services primarily through: (i) risk-based contractual arrangements, where the Company assumes all or a substantial portion of the responsibility for the cost of providing treatment services in exchange for a fixed PMPM capitation payment, or (ii) ASO contractual arrangements, where the Company provides services such as utilization review, but does not assume full responsibility for the cost of the treatment services, in exchange for an administrative fee and, in some instances, shared savings. The risk-based contracts have provision that include “profit share.” Under a contract with profit share provisions, if the cost to provide the care is below certain specified levels, the Company will “share” the cost savings with the customer at the percentages set forth in the contract. In addition, certain contracts include provisions to provide the Company additional funding if the cost of care is above the specified levels. Based on right to offset terms in certain contracts, the Company reflected accounts receivable net of the accrued liabilities related to the cost of the treatment services and profit share liability by customer. If the customer was in a payable position the net liability was included within accrued liabilities.

Almost all of the Specialty Health revenue is paid on a PMPM basis and is inclusive of revenue from the Company’s risk-based contracts and ASO contracts for services provided to its customers. PMPM contracts generally have a term of one year or longer. All managed care contracts have a single performance obligation that constitutes a series for the provision of managed healthcare services for a population of enrolled members for the duration of the contract. The transaction price for risk-based contracts or ASO contracts is entirely variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the contract. In certain contracts, PMPM fees also include adjustments for things such as performance incentives, performance guarantees and risk shares.

The Company generally estimates the transaction price using an expected value methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. The majority of the Company’s net PMPM transaction price relates specifically to its efforts to transfer the service for a distinct increment of the series (e.g. day or month) and is recognized as revenue in the month in which members are entitled to service. The remaining transaction price is recognized over the contract period (or portion of the series to which it specifically relates) based upon estimated membership as a measure of progress.

The performance obligation on an activity-based contract is to stand ready to provide the activity or services purchased by the customer. The performance obligation represents a series for the duration of the arrangement. The PMPM rate is fixed per the contract; however, the level of activity is variable. A majority of the Company’s transaction price relates specifically to its efforts to transfer the service for a distinct increment of the series (e.g. day or month) and is recognized as revenue when the portion of the series for which it relates has been provided.

In accordance with ASC 606-10-50-13, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. The majority of the Company’s contracts meet certain exemptions as defined in ASC 606-10-50-14 through 606-10-50-14A, including (i) performance obligation is part of a contract that has an original expected duration of one year or less; (ii) the right to invoice practical expedient; and (iii) variable consideration related to unsatisfied performance obligations that is allocated entirely to a wholly unsatisfied promise to transfer a distinct service that forms part of a single performance obligation, and the terms of that variable consideration relate specifically to our efforts to transfer the distinct service, or to a specific outcome from transferring the distinct service. For the Company’s contracts that pertain to these exemptions: (i) the remaining performance obligations primarily relate to the provision of managed healthcare services to the customers’ membership; (ii) the estimated remaining duration of these performance obligations ranges from the remainder of the current calendar year to three years; and (iii) variable consideration for these contracts as determined in accordance with the methodology above associated with unspecified membership that fluctuates throughout the contract.

Accounts Receivable and Contract Assets

Accounts receivable and contract assets consisted of the following (in thousands):

	December 31, 2020	December 31, 2021
Accounts receivable, net	$41,288	$50,898
Contract assets	1,364	3,028

Based on the right to offset contractual provisions, the Company reflected accounts receivable net of accrued medical costs for treatment, customer settlements, and profit share as these are all included in the annual settlements with the respective customers. Accounts receivable, net for December 31, 2020, includes gross accounts receivable of $66.4 million, which was offset by profit share of $17.5 million, customer settlements of $6.5 million and accrued medical costs for treatment of $1.1 million. Accounts receivable, net for December 31, 2021, includes gross accounts receivable of $130.6 million, which was offset by accrued medical costs for treatment of $50.0 million, profit share of $29.2 million and customer settlements of $0.5 million. Accounts receivable, net which are included in accounts receivable, net on the combined balance sheets, increased by $9.6 million, mainly due to new business. Contract assets, which are included in accounts receivable and in other current assets on the combined balance sheets, increased by $1.6 million, mainly due to a new contract provision with a customer for shared savings which are earned over the contract year. This increase was partially offset by a reduction in prepaid contract discounts.

The Company’s accounts receivable consists of amounts due from customers throughout the United States. Collateral is generally not required. A majority of the Company’s contracts have payment terms in the month of service, or within a few months thereafter. The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial.

The Company’s accounts receivable is net of an allowance for credit losses. The estimate of current expected credit losses on trade receivables considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management elected to disaggregate trade receivables into business segments due to risk characteristics unique to each platform given the individual lines of business and market. Pooling was further disaggregated based on either geography or product type.

The Company leveraged historical write offs over a defined lookback period in deriving a historical loss rate. The expected credit loss model further considers current conditions and reasonable and supportable forecasts through the use of an adjustment for current and projected macroeconomic factors. Management identified appropriate macroeconomic indicators based on tangible correlation to historical losses, giving consideration to the location and risks associated with the Company’s customers.

Concentration of Credit Risk

Accounts receivable subjects the Company to a concentration of credit risk with third party payors that include health insurance companies, managed healthcare organizations and healthcare providers.

Significant Customers

Customers exceeding ten percent of the combined Company’s net revenues

There was one customer that generated in excess of ten percent of net revenues for the years ended December 31, 2020 and 2021 (in thousands)

Customer	Term Date	2020	2021
Centene (1)	December 31, 2024	$61,368	$98,263
————————
(1)    This customer’s contract switched from a risk-based contractual arrangement to an ASO contractual arrangement effective January 1, 2022.

Concentration of Business

The Company’s contracts with customers typically have stated terms of one to three years, and in certain cases contain renewal provisions (at the customer’s option) for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts may be immediately terminated with cause and many of the Company’s contracts are terminable without cause by the customer or the Company either upon the giving of requisite notice and the passage of a specified period of time (typically between 30 and 180 days) or upon the occurrence of other specified events.

Income Taxes

The results of operations have historically been included in the consolidated federal income tax returns of Magellan, as well as certain separate state income tax returns of Magellan’s subsidiaries that are part of Specialty

Health, and certain combined state income tax returns which included Magellan and its Healthcare segment’s subsidiaries. Income taxes as presented in the Combined Financial Statements attribute current and deferred income taxes of Magellan to the stand-alone financial statements of Specialty Health in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the income tax provision of Specialty Health was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of Magellan may not be included in the separate financial statements of Specialty Health. Similarly, the tax treatment of certain items reflected in the financial statements of Specialty Health may not be reflected in the consolidated financial statements and tax returns of Magellan. Further, the Company’s income tax results as presented in these financial statements may not necessarily be reflective of the result of the Company in the future. Management believes the assumptions underlying the allocation of income taxes in these Combined Financial Statements are reasonable. However, income tax results may not necessarily reflect the results had the Company been a separate, stand-alone entity during the periods presented.
The Company estimates income taxes for each of the jurisdictions in which it operates. This process involves determining both permanent and temporary differences resulting from differing treatment for tax and book purposes. Deferred tax assets and/or liabilities are determined by multiplying the temporary differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The Company then assesses the likelihood that the deferred tax assets will be recovered from the reversal of temporary differences, the implementation of feasible and prudent tax planning strategies, and future taxable income. To the extent the Company cannot conclude that recovery is more likely than not, it establishes a valuation allowance. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. Reversals of both valuation allowances and unrecognized tax benefits are recorded in the period they occur, typically as reductions to income tax expense.

The Coronavirus Aid, Relief, and Economic Security Act was signed into law on March 27, 2020, and the Consolidated Appropriations Act, 2021 was signed into law on December 27, 2020. Both acts provide widespread emergency relief for the economy and aid to corporations including several significant provisions related to taxes. As of December 31, 2020 and 2021, the Company has not utilized any of the provisions that would result in a material impact on its results.

Magellan pays all tax liabilities of its subsidiaries. The Company does not record a tax liability owed to Magellan and such amount, if any, has been adjusted to net Parent investment.

Cash

Treasury activities, including activities related to the Company, are centralized by the Parent such that cash collections are generally distributed to the Parent and reflected as equity. Book overdrafts are reflected within accounts payable on the balance sheets.
Fair Value Measurements

    The Company has certain assets and liabilities that are required to be measured at fair value on a recurring basis. The carrying value of financial instruments, including accounts receivable and accounts payable, approximate their fair values due to their short-term maturities. The estimated fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

Long-lived Assets

Long-lived assets, including property and equipment and intangible assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We group and evaluate these long-lived assets for impairment at the lowest level at which individual cash flows can be identified. Impairment is determined by comparing the carrying value of these long-lived assets to management’s best estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or the discounted present value of expected future cash flows.

Property and Equipment

Property and equipment is stated at cost, except for assets that have been impaired, for which the carrying amount has been reduced to estimated fair value. Expenditures for renewals and improvements are capitalized to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The Company capitalizes costs incurred to develop internal-use software during the application development stage. Capitalization of software development costs occurs after the preliminary project stage is complete, management authorizes the project, and it is probable that the project will be completed and the software will be used for the function intended. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally three to fifteen years for equipment and three to five years for capitalized internal-use software. The net capitalized internal use software as of December 31, 2020 and 2021 was $6.6 million and $6.5 million, respectively. The Company had significant disposals of fully depreciated assets in 2021.

Depreciation expense was $4.5 million and $5.9 million for the years ended December 31, 2020 and 2021, respectively. Included in depreciation expense for the years ended December 31, 2020 and 2021 was $3.3 million and $4.7 million, respectively, related to capitalized internal-use software.

Property and equipment, net, consisted of the following at December 31, 2020 and 2021 (in thousands):

	2020	2021
Equipment	$2,944	$2,834
Capitalized internal-use software	96,071	16,301
	99,015	19,135
Accumulated depreciation	(91,220)	(11,392)
Property and equipment, net	$7,795	$7,743
Goodwill

The Company is required to test its goodwill for impairment on at least an annual basis. The Company has selected October 1 as the date of its annual impairment test. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the reporting unit based on various valuation techniques, with the primary technique being a discounted cash flow analysis, which requires the input of various assumptions with respect to revenues, operating margins, growth rates and discount rates. The estimated fair value for the reporting unit is compared to the carrying value of the reporting unit, which includes goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value.

Goodwill is tested for impairment at a level referred to as a reporting unit. The Company has one reporting unit as of December 31, 2020 and 2021.

The fair value was determined using a discounted cash flow method. This method involves estimating the present value of estimated future cash flows utilizing a risk adjusted discount rate. Key assumptions for this method include cash flow projections, terminal growth rates and discount rates.

While the reporting unit goodwill is not impaired during 2020 and 2021, reporting unit goodwill is at risk of future impairment in the event of significant unfavorable changes in the Company’s forecasted future results and cash flows. In addition, market factors utilized in the impairment analysis, including long-term growth rates or discount rates, could negatively impact the fair value of our reporting unit. For testing purposes, management's best estimates of the expected future results are the primary driver in determining the fair value. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill test will prove to be an accurate prediction of the future.

Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of our reporting units may include such items as: (i) a decrease in expected future cash flows, specifically, a decrease in membership or rates or customer attrition and increase in costs that could significantly impact our immediate and long-range results, unfavorable working capital changes and an inability to successfully achieve our cost savings targets, (ii) adverse changes in macroeconomic conditions or an economic recovery that significantly differs from our assumptions in timing and/or degree (such as a recession); and (iii) volatility in the equity and debt markets or other country specific factors which could result in a higher weighted average cost of capital.

Based on known facts and circumstances, we evaluate and consider recent events and uncertain items, as well as related potential implications, as part of our annual assessment and incorporate into the analyses as appropriate. These facts and circumstances are subject to change and may impact future analyses.
While historical performance and current expectations have resulted in fair values of our reporting unit in excess of carrying values, if our assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2021 are reflected in the table below (in thousands):

	2020	2021
Balance as of beginning of period	$113,214	$113,214
Acquisition and measurement period adjustments	—	—
Balance as of end of period	$113,214	$113,214

Intangible Assets

The Company reviews other intangible assets for impairment when events or changes in circumstances occur which may potentially impact the estimated useful life of the intangible assets.

The following is a summary of intangible assets at December 31, 2020 and 2021, and the estimated useful lives for such assets (in thousands, except useful lives):

	December 31, 2020
Asset	Original Useful Life	Weighted Avg Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer agreements and lists	7 Years	1.1 Years	$16,900	$(16,235)	$665
Provider networks	15 Years	5.1 Years	2,394	(1,947)	447
			$19,294	$(18,182)	$1,112

	December 31, 2021
Asset	Original Useful Life	Weighted Avg Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer agreements and lists	7 Years	0.1 Years	$16,900	$(16,849)	$51
Provider networks	15 Years	4.1 Years	2,394	(2,035)	359
			$19,294	$(18,884)	$410
Amortization expense was $0.7 million and $0.7 million for the years ended December 31, 2020 and 2021, respectively. The Company estimates amortization expense will be $139.0 thousand, $87.8 thousand, $87.8 thousand, $87.8 thousand and $7.3 thousand for the years ending December 31, 2022, 2023, 2024, 2025 and 2026, respectively.

Accrued Liabilities

As of December 31, 2020, the individual current liabilities that exceeded five percent of total current liabilities related to payroll and other employee benefit related accruals of $9.4 million and accrued customer settlement liabilities of $1.8 million. As of December 31, 2021, the individual current liabilities that exceeded five percent of total current liabilities related to related to payroll and other employee benefit related accruals of $11.8 million and accrued customer settlement liabilities of $1.8 million.

Stock Compensation

The Company has no stock-based compensation plans, however certain employees of the Company participate in the Parent’s stock-based compensation plans, which provide for the grants of stock options, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”).

    Magellan uses the Black-Scholes-Merton formula to estimate the fair value of substantially all stock options granted to employees, and recorded stock compensation expense in direct service costs and other operating expenses in the accompanying combined statements of income.

As stock compensation expense recognized in the combined statements of income for the years ended December 31, 2020 and 2021 is based on awards ultimately expected to vest, it has been reduced for annual estimated forfeitures of zero to four percent. If the actual number of forfeitures differs from those estimated, additional adjustments for compensation expense may be required in future periods. If vesting of an award is conditioned upon the achievement of performance goals, compensation expense during the performance period is estimated using the most probable out of the performance goals and adjusted as the expected outcome changes. The Company recognizes compensation costs for awards that do not contain performance conditions on a straight-line basis over the requisite service period, which is generally the vesting term of three years. For RSUs that include performance conditions, stock compensation is recognized using an accelerated method over the vesting period.

Stock compensation expense includes compensation for employees specifically dedicated to the Company, as well as an allocation of corporate stock compensation expense based on a value-added base approach. Stock compensation expense was $1.4 million and $1.3 million for the years ended December 31, 2020 and 2021, respectively.

3. Benefit Plans

The Company does not have a defined contribution retirement plan, however certain employees of the Company participate in the Parent's defined contribution retirement plan (the “401(k) Plan”). Employee participants can elect to contribute up to 75 percent of their compensation, subject to Internal Revenue Service (“IRS”) deferral limitations. The Company makes contributions to the 401(k) Plan based on employee compensation and contributions. The Company matches 50 percent of each employee’s contribution up to 6 percent of their annual compensation. The Company recognized $1.0 million and $1.1 million of expense for the years ended December 31, 2020 and 2021, respectively, for matching contributions to the 401(k) Plan.

4. Income Tax

Income Tax Expense

The components of income tax expense (benefit) in continuing operations for the following years ended December 31 were as follows (in thousands):

	2020	2021
Current income tax:
Federal	$7,246	$6,310
State	2,692	2,091
	9,938	8,401
Deferred income taxes (benefits):
Federal	(311)	194
State	(82)	40
	(393)	234
Total income tax expense	$9,545	$8,635
Total income tax expense in continuing operations for the years ended December 31 was different from the amount computed using the statutory federal income tax rate in effect for each respective year for the following reasons (in thousands):

	2020	2021
Income tax expense at federal statutory rate	$7,646	$6,951
State income taxes, net of federal income tax benefit	2,035	1,701
Share-based compensation	33	(11)
Qualified research credit	(178)	-
Other, net	9	(6)
Total income tax expense	$9,545	$8,635

Deferred Income Taxes

The significant components of deferred tax assets and liabilities at December 31, 2020 and 2021 were as follows (in thousands):

	2020	2021
Deferred tax assets:
Share-based compensation	$132	$266
Other accrued compensation	910	701
Deferred revenue	69	62
Other non-deductible accrued liabilities	173	7
Other deferred tax assets	30	64
Total deferred tax assets	1,314	1,100
Valuation allowances	—	—
Deferred tax assets after valuation allowances	1,314	1,100
Deferred tax liabilities:
Depreciation	(2,042)	(1,994)
Amortization of intangible assets	(237)	(309)
Other deferred tax liabilities	(4)	—
Total deferred tax liabilities	(2,283)	(2,303)
Net deferred tax liabilities	$(969)	$(1,203)

Based on the stand-alone approach used to determine the deferred income taxes, the Company has no net operating losses to reduce federal, state, or local taxable income in 2022 and subsequent years.

Uncertain Tax Positions

            Magellan continually performs a comprehensive review of its tax positions and accrues amounts for tax contingencies related to uncertain tax positions. Based upon these reviews, no uncertain tax positions were related to the Company and no uncertain tax positions were identified on a stand-alone basis.

5. Commitments and Contingencies

Regulatory Issues

The managed healthcare industry is subject to numerous laws and regulations. The subjects of such laws and regulations cover, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, information privacy and security, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Over the past several years, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare organizations and insurers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as regulatory actions unknown or unasserted at this time.

In addition, regulators of the Company may exercise certain discretionary rights under regulations including increasing their supervision of such entities, requiring additional restricted cash or other security or seizing or otherwise taking control of the assets and operations of the Company.

Legal

The Company’s operating activities entail significant risks of liability. From time to time, the Company is subject to various actions and claims arising from the acts or omissions of its employees, network providers or other parties. In the normal course of business, the Company receives reports relating to deaths and other serious incidents involving patients whose care is being managed by the Company. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against the Company or its network providers. Many of these actions and claims received by the Company seek substantial damages and therefore require the Company to incur significant fees and costs related to their defense.

The Company is also subject to or party to certain class actions and other litigation and claims relating to its operations or business practices, including network provider reimbursement, employment practices and privacy and data protection. The Company has recorded reserves that, in the opinion of management, are adequate to cover litigation, claims or assessments that have been or may be asserted against the Company, and for which the outcome is probable and reasonably estimable. Management believes that the resolution of such litigation and claims will not have a material adverse effect on the Company’s financial condition or results of operations; however, there can be no assurance in this regard.

6. Related Party Transactions

Historically, the Company has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to Specialty Health and reflected as expenses in the Combined Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to Specialty Health for purposes of the stand-alone financial statements. However, the expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Specialty Health historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Combined Financial Statements may not be indicative of related expenses that will be incurred in the future by Specialty Health.

Centralized Treasury

Treasury activities, including activities related to the Company, are centralized by the Parent such that net cash collections and disbursements are generally distributed to the Parent and reflected as net Parent investment. Settlement of Specialty Health's transactions with the Parent are considered to be financing transactions, which are presented as Net Transfers to Parent in the accompanying statements of cash flows.

General Corporate Overhead / Costs

The Combined Statements of Income include costs related to employees within shared services centers that were fully dedicated to the Company based on identification of cost centers specific to the Company’s operations. These costs are primarily related to administrative and other corporate support services. The Combined Balance Sheets include the accruals of $12.6 million and $14.2 million at December 31, 2020 and 2021, respectively, related to the costs of such employees, which are included in accounts payable, accrued liabilities and other long-term liabilities.

Additionally, certain of Magellan’s corporate overhead costs were allocated to the Company using Magellan’s allocation methodologies described in note 2. A portion of these allocated costs include expenses related to employees that were not considered to be fully dedicated to the Company. As these corporate overhead expenses are considered to be intercompany transactions, the allocated costs are deemed to be settled when incurred and are included in the net parent investment on the combined balance sheets.

The total costs associated with these charges, including the costs of both the fully dedicated employees through shared services centers and the allocated costs from Magellan to the Company described above, were of $143.0 million and $172.5 million for the years ended December 31, 2020 and 2021, respectively, which are included in the direct service costs and other operating expenses on the Combined Statements of Income.

Revenue

Certain of the Company's revenue arrangements are related to contracts entered into in the ordinary course of business with Magellan. The Company provided services on an ASO basis to certain contracts that were part of Magellan’s MCC business. Magellan sold the MCC business to Molina Healthcare, Inc. effective as of December 31, 2020. Intercompany revenues during the year ended December 31, 2020 for the MCC business were $1.1 million.

Note Payable

In 2013, the Company executed a $150.0 million intercompany note agreement with a subsidiary of the Parent (the “Note”). The Note bore interest at a rate of the Prime Rate plus 1.5 percent. At December 31, 2019 the Note balance was $40.0 million. In the year ended December 31, 2020, the Company repaid $5.0 million of the Note. In December 2021, the Note was assigned by the Parent to the Company, effectively resulting in the cancellation of the Note agreement through a non-cash transaction.

7. Subsequent Events

On November 17, 2022, Magellan Health, Inc. and Magellan Healthcare, Inc. executed a definitive agreement to sell Magellan’s Specialty Health business to Evolent Health, Inc. (“Evolent”) (collectively the “Sale”). Given MPT and MLIC no longer have any specialty business, the only legal entities included in the Sale are NIA and its non-dissolved subsidiaries. The Sale closed on January 20, 2023, resulting in NIA becoming a wholly owned subsidiary of Evolent. In addition to the Sale, Evolent and Centene are expanding Centene’s relationship with NIA, now a part of Evolent, and extending NIA’s contracts with Centene through 2027.

The Company has evaluated events of which it is aware occurring after December 31, 2021 through September 25, 2023, the date the revised financial statements were available to be issued. The Company did not have any material recognizable subsequent events during this period other than the item described above.